Rider 22


At an annual meeting of stockholders held on September 24, 2015 (the "Annual Meeting"), the
Fund's stockholders voted to elect W. Whitney George and James R. Pierce, Jr. as Class I directors. Michael
W. Clark and Barbara Connolly Keady remained directors after the Annual Meeting. The following table sets forth the votes cast with respect to each matter voted on at the Annual Meeting:

Matter
Votes For
Votes
Against
Absta
in
Brok
er
Non-
Vote
s
Electio
n of
W.
Whitn
ey
Georg
e as
Direct
or
20,171,267.
968
310,475.2
33
0.000
0.000
Electio
n of
James
R.
Pierce,
Jr. as
Direct
or
20,167,369.
828
314,373.3
73
0.000
0.000